     Exhibit 3.26
Articles of Association
of
Smart Modular Technologies Indústria de Componentes Eletrônicos Ltda.
NAME
Article 1. — The name of the Company is “Smart Modular Technologies Indústria de Componentes Eletrônicos Ltda.”
OBJECT
Article 2. — The object of the Company is: a) import, purchase, sale and manufacturing of computer memory modules, as well as electronic components, including, without limitation, semiconductors; and b) the rendering of technical assistance, repair and support services for the mentioned products. The Company may participate in other companies as partner or shareholder.
HEAD OFFICE AND PLACE OF BUSINESS
Article 3. — The head office and place of business of the Company is located in the City of Guarulhos, State of São Paulo, at Rodovia Presidente Dutra, Km 214, Portaria 2 — Bloco 4, Jardim Cumbica, CEP 07210-902. The Company may open, maintain and close branches, agencies, warehouses, offices and any other place of business by resolution of the partners pursuant to the quorum provided for in these Articles of Association.

DURATION
Article 4. — The duration of the Company will be undetermined.
CAPITAL STOCK
Article 5 — The capital stock is seven million, three hundred and eighty-four thousand, two hundred and fifty-five reals (R$7,384,255.00) divided into seven million, three hundred and eighty-four thousand, two hundred and fifty-five (7,384,255) quotas, at a par value of one real (R$1.00) each, totally paid-up and distributed between the partners as follows:
SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC. holds one (1) quota, at a par value of one real (R$1.00); and
MODULAR BRASIL PARTICIPAÇÕES LTDA. holds seven million, three hundred and eighty-four thousand, and two hundred and fifty-four (7,384,254) quotas, at a total par value of seven million, three hundred and eighty-four thousand, and two hundred and fifty-four reals (R$7,384,254.00).
The balance often cents (R$0.10) remains available for future utilization.
Paragraph 1. Pursuant to Article 1,052 of Law 10,406, of January 10, 2002, the liability of each partner is limited to the total amount of their respective quotas, and is a joint and several liability in connection with the total payment of the capital stock.
Paragraph 2 — Each quota grants the right of one vote in partners’ resolutions.
Paragraph 3 — All quotas issued by the Company, now exiting or to be issued in the future, held by MODULAR BRASIL PARTICIPAÇÕES LTDA. or SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC., and certain assets and rights associated to such quotas pledged in favor of WELLS FARGO FOOTHILL, INC., to the benefit of certain borrowers, in conformity with the Quotas and Other Assets and Rights Pledge Agreement, entered into on April 23, 2004, filed in the Company’s head office, and according to which, such quotas, certain assets and rights related to them, including, without limitation, the rights to receive dividends and interest over equity capital, may not be sold, transferred or by any other means disposed of and/or exercised or practiced (in case of rights), by MODULAR BRASIL PARTICIPAÇÕES LTDA. or SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC., without prior written consent of WELLS FARGO

FOOTHILL, INC., unless otherwise allowed in accordance wit the mentioned Quotas and Other Assets and Rights Agreement.
INCREASE OF THE CAPITAL STOCK
Article 6. — The capital stock may be increased by the partners, providing it is totally paid-up, in conformity with the quorum provided for in these Articles of Association.
Article 7. — The capital increase shall be approved at a partners’ meeting at which; (a) the terms and conditions of the capital increase will be determined; (b) the term not exceeding thirty (30) days to exercise the preemptive right will be determined; and (c) the partners’ meeting will be called to approve the corresponding amendment to the Articles of Association, unless the partners representing the total capital stock declare at the meeting their intention to exercise or not their preemptive right to subscribe new quotas corresponding to the capital increase. In such event, the amendment to the Articles of Association will be approved thereat.
Sole Paragraph. The partners’ meeting mentioned in this Article will be waived in case the partners representing the total capital stock sign the relevant amendment to the Articles of Association.
MANAGEMENT
Article 8. — The Company will be managed by an individual, non-partner, resident in Brazil, with the designation of Director. The director will be appointed by the partners representing three-fourths (3/4) of the capital stock, in case the quotas representing the capital stock are totally paid-up. The director will be vested with full powers to manage the Company, as well as to take any action on behalf of the Company, including to use the corporate name in conformity with the law, grant power-of-attorney and represent the Company in any circumstance.
Paragraph 1. — The partners ratify the appointment of Mr. Antonio Noboru Takahashi, Brazilian citizen, married, engineer, bearer of the Identity Card RG No. 4.445.367-X-SSP/SP, and enrolled with CPF/MF under No. 703.845.848-53, resident at Rua Otavio Nebias, 98, ap. 121, Paraíso, CEP 04002-010, in the capacity of Director of the Company, to manage and administrate the Company, subject to the restrictions provided below.
Paragraph 2. The Director shall remain in office for an undetermined term and may be replaced at any time.
PARTNERS’ MEETING

Article 9. The partners’ resolutions will be taken at a meeting, in conformity with the call rules and quorum provided herein.
Sole Paragraph — The meeting will be waived in case all partners decide, in writing, on the matter submitted to their resolution.
Article 10. — Unless otherwise provided for in these Articles of Association and in the applicable legislation, the following matters shall be subject to the resolution of the partners:
I — annual approval of the management accounts;

II — Amendment to the Articles of Association;

III — merger, spin-off, consolidation, transformation, dissolution, and liquidation of the Company, or to bring the liquidation condition to an end;

IV — appointment and removal of liquidators and judgement of their accounts;

V — request for arrangement with creditors; and

VI — allocation of profits.
Article 11 — The meetings will be held whenever necessary and shall be called by the director or by the partners representing at least one-fifth (1/5) of the capital stock.
Paragraph 1. — The call for the partners’ meeting will be made in writing, within at least five (5) days in advance.
Paragraph 2. — The formalities of the call will be waived in case all partners attend or declare, in writing, to be aware of the place, date, time and agenda.
Article 12. — The meeting will convene with attendance of at least three-fourths (3/4) of the capital stock, in first call, and majority, in case of further calls.
Article 13. — The resolutions of the partners will be taken by votes corresponding to at least three-fourths (3/4) of the capital stock.
Sole Paragraph. — The resolutions taken in conformity with these Articles of Association and with the applicable law shall bind the partners, even if absents or dissenters.
Article 14. — Subject to certain restrictions otherwise included in the Quotas and Other Assets and Rights Agreement, entered into on April 23, 2004, filed with the Company, the partners may assign and/or transfer, in whole or in part, their quotas in the capital stock, or their preemptive right to subscribe new quotas, to a non-partner or third party, providing the partners representing one-fourth (1/4) of the capital stock give their consent. The partners who agree with the assignment and/or transfer shall sign all documents necessary to prove the assignment and/or transfer of the quotas, including to amend these Articles of Association.
Article 15 — Notwithstanding the provisions of the foregoing Article, the quotas representing the capital stock may only be assigned and/or transferred to third parties after being offered to other partners, who will be entitled to the preemptive right to purchase the mentioned quotas, within thirty (30) days from receipt of the notice in writing of the partner willing to assign and/or transfer its quotas. Upon expiration of the mentioned term, without exercising the preemptive right above, the partner willing to assign and/or transfer its quotas to third parties may do so, providing that such assignment and/or transfer be made with the same terms and conditions to those offered to other partners.
FISCAL YEAR AND
BALANCE SHEET
Article 16. — The fiscal year will begin in January 1st and end in December 31st, in each year, when the balance sheet, financial income statement and other documents required by law will be prepared.
Paragraph 1. — The business year will begin in September 1st and end in August 31st of the following calendar year.
Paragraph 2 — The Company may prepare interim balance sheets at any time and allocate profits based thereon.
Paragraph 3 — The profits assessed by the Company will be allocated as established by the partners, in conformity with the quorum provided for in these Articles of Association.
EXCLUSION OF PARTNER WITH CAUSE
Article 17. — It shall be considered just cause for exclusion of a partner the practice, by any partner, of acts of unquestionable seriousness, which may represent a risk against the continuity of the Company.
Paragraph 1. — In addition to the foregoing provisions, it may be considered just cause the occurrence of any of the following events:
(i)	breach of the affectio societatis, determined by partners representing at least three-fourths (3/4) of the capital stock;

(ii)	direct or indirect competition, whether by the owner, shareholder, partner, investor, associate, licensee, financial party, operator,

consultant, employee, or otherwise, with the business developed by the Company; and

(iii)	incitement or hiring of any director, employee or assignee of the company with the purpose of employing or by any other means retaining their services.
Paragraph 2. — The deliberation to exclude a partner shall be taken at a meeting specially called for that purpose, and the partner subject to exclusion shall be made timely aware to attend the meeting, and, if it wishes, to submit a defense.
Paragraph 3. — The reimbursement of the partner so excluded will be made by the equity value of its quotas, determined in balance sheet specially prepared for that purpose, and paid within ninety (90) days from settlement of its quotas.
CONTINUANCE OF THE COMPANY
Article 18. — In case of bankruptcy, arrangement with creditors, dissolution, death, insolvency, liquidation, withdraw, or exclusion of any partner, the other partners will be entitled to the preemptive right to purchase the quotas of the partner in case of bankruptcy, arrangement with creditors, dissolution, death, insolvency, liquidation, withdraw, or exclusion of the other partner, and the Company may continue its business, and such preemptive rights shall be exercised pursuant to the terms and conditions provided for herein.
LIQUIDATION
Article 19. — In case of liquidation, the relevant legal provisions shall be applicable.
Sole Paragraph — During the liquidation phase, the liquidator may encumber the real and personal property, borrow money and continue the Company’s business.
GOVERNING LAW
Article 20. — The Company will be ruled by the provisions of Law 10,406 of January 10, 2002, and, additionally, by Law 6,404, of December 15, 1976, as amended.
JURISDICTION

Article 21. — The disputes arising from these Articles of Association will be settled in the courts of the Judicial District of são Paulo, and any other court is hereby waived, the most privileged it may be.”
IN WITNESS WHEREOF, the parties sign this instrument in four (4) copies of equal content, with the two undersigned witnesses.
São Paulo, April 23, 2004
SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC.
/s/ Celso de Paula Ferreira da Costa

By: Celso de Paula Ferreira da Costa
Title: Attorney-in-fact
MODULAR BRASIL PARTICIPAÇÕES LTDA.
/s/ Antonio Noboru Takahashi

By: Antonio Noboru Takahashi
Title: Manager
Witnesses:
1. /s/ Rosineide Aparecida GonÇalves

Rosineide Aparecida GonÇalves
ID 15.789.090-09 SSP SP
CPF 139.796.378-67
2. /s/